Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Steve Quinlan, Chief Financial Officer

                      517.372.9200, SQuinlan@Neogen.com

Neogen Announces Record Revenues for Fiscal 2022

Company reports strong growth across Food and Animal Safety segments

Gross margins improved quarter over quarter and year over year

Fourth quarter EPS of $0.14; adjusted EPS of $0.18

3M Food Safety transaction on track to close in the third quarter of calendar year 2022

LANSING, Mich., July 26, 2022 — Neogen Corporation (NASDAQ: NEOG) announced today the results of its fourth quarter and full 2022 fiscal year, which ended May 31. Revenues for the fourth quarter increased 10% to $140,093,000, compared to $127,425,000 in the prior year, and revenues for the full fiscal year were $527,159,000, compared to the prior year’s $468,459,000, an increase of 13%.

The fourth quarter marked the 120th of the past 126 quarters that Neogen has reported revenue increases compared to the same quarter in the prior year.

“Neogen’s fourth quarter was a strong conclusion to our fiscal year,” said John Adent, Neogen’s President and Chief Executive Officer. “Our team has done an outstanding job in remaining flexible when faced with hurdles, while consistently looking for new ways to reach our customers in markets around the world. The outstanding results for this quarter and fiscal year give us momentum as we move into our 2023 fiscal year, with the close of the 3M transaction on the horizon. Our integration efforts have us well prepared, and we look forward to welcoming the 3M Food Safety team members to the Neogen family. Our future is bright as we begin to build the next chapter of Neogen together post-close. We have a lot to look forward to as we celebrate our 40th year of operations.”

Financial and Business Highlights

Net income for the fourth quarter was $14,959,000, or $0.14 per share, adversely impacted by $5.7 million in professional fees incurred in connection with Neogen’s plan to combine 3M’s Food Safety business with the company’s existing operations, which was announced on December 14, 2021. Excluding the 3M Food Safety deal-related costs, net income for the quarter would have been $19,131,000, or $0.18 per share, an increase of 21% compared to the prior year’s $15,760,000, or $0.15 per share.

Net income for the fiscal year was $48,307,000 or $0.45 per share; excluding $25.6 million in 3M deal-related costs, net income would have been $67,938,000, or $0.63, for the fiscal year, compared to the prior year’s $60,882,000, or $0.57, an overall increase of 12%.

For each comparative period, earnings per share amounts have been adjusted to reflect the company’s 2-for-1 stock split on June 4, 2021.

Gross margins were 46.4% of sales in the fourth quarter of the fiscal year, compared to 45.3% in the prior year. The gross margin improvement was the result of pricing actions taken to mitigate the impact of raw material cost increases; a product mix shift toward higher margin products in both segments also positively impacted the overall gross margin. Full-year gross margins were 46.1%, compared to 45.9% in fiscal 2021.

Excluding the 3M Food Safety deal-related costs, operating expenses rose by 10% in the fourth quarter, primarily due to increased compensation and personnel-related costs, and higher spending on customer-facing activities. Adjusted operating income for the fourth quarter was $23,699,000, or 16.9% of sales, compared to $20,255,000, or 15.9% of sales in the fourth quarter of the company’s 2021 fiscal year. Adjusted EBITDA for the fourth quarter was $32.0 million, compared to $27.7 million in the prior year, an increase of 16%.

Adjusting for $25.6 million in 3M deal-related costs, full fiscal year operating income was $84,199,000, or 16.0% of sales, compared to $74,169,000, or 15.8% of sales in fiscal 2021. Adjusted EBITDA for the 2022 fiscal year was $115.4 million, compared to $104.2 million in the prior year, an increase of 11%.

“I am very pleased with our strong results for the quarter and fiscal year. We showed improvement in gross margin and operating income, after excluding deal costs, in the fourth quarter compared to the prior year. This was despite ongoing supply chain issues and the current inflationary environment,” said Steve Quinlan, Neogen’s Vice President and Chief Financial Officer. “While delivering these results, we are also pleased that we were able to put our $1 billion financing plan in place for the 3M Food Safety transaction, which is expected to close in the third quarter of the 2022 calendar year.”

Results by Segment

Food Safety

Revenues for Neogen’s Food Safety segment were $67,369,000 in the fourth quarter, an increase of 5% compared to $64,101,000 in the prior year’s fourth quarter. Organic growth for the segment was 3%. This increase was led by 10% growth across the company’s natural toxin diagnostic tests and a 10% increase in sales of the company’s culture media products over the same period a year ago. Sales of the company’s AccuPoint® Advanced NG sanitation monitoring system drove a 12% increase in the general sanitation product line for the quarter, as placement of instruments accelerated. These increases were offset by a decline in sales of dairy drug residue tests and lower sales of Soleris® instruments.

For the year, the Food Safety segment reported revenues of $259,979,000, an 11% increase compared to $234,244,000 in the prior fiscal year. Organic growth for the segment was 7% for the full year. This increase was driven by growth across the company’s diagnostic testing portfolio, including natural toxins (6%), food allergens (9%), general sanitation (12%), and culture media (16%). The company’s innovative Listeria Right Now™ 60-minute test system recorded an increase of 26% over the prior year. This growth was partially offset by a decline in dairy drug residue testing due to competitive market pressures. Megazyme, the food quality diagnostics company that Neogen acquired in December of 2020, continued to produce impressive results as it was fully integrated across the company’s distribution channels.

Genomic services reported through the Food Safety segment recorded an increase of 11% over the prior fiscal year, driven by strong sales in Brazil to the beef market and volume increases in China.

Animal Safety

Revenues for the company’s Animal Safety segment were $72,724,000 in the fourth quarter of the fiscal year, an increase of 15%, compared to $63,324,000 in the prior year’s fourth quarter. Organic growth for the segment in the fourth quarter was 10%, driven by increases across the company’s veterinary instruments (19%), biologics (55%), protective wear (31%), insect control solutions (48%), and the cleaner and disinfectant (18%) product lines. These increases were partially offset by a 2% decline in sales of rodent control solutions, as rodent pressure in the prior year made for difficult comparisons.

For the full fiscal year, the Animal Safety segment recorded revenues of $267,180,000, an increase of 14% over the prior year’s $234,215,000. Organic growth was 12% for the full fiscal year. This growth was led by a 32% increase in sales of insect control solutions, enhanced by the StandGuard® insect control product line, which Neogen acquired in July 2020, and a 35% increase in veterinary instruments as the company gained market share. The company also recorded 16% growth across its animal care products, driven by a 33% increase in sales of veterinary biologics as equine markets recovered from the COVID-19 pandemic and sales of the company’s BotVax® B vaccine for the prevention of equine botulism Type B increased. This product line was also aided by sales of parasiticides from the September 2021 acquisition of CAPInnoVet. These increases were partially offset by a 4% decrease in rodent control products, the result of difficult comparisons due to rodent pressure in the prior year.

Neogen’s worldwide genomics business recorded a 10% increase in the fourth quarter and an overall increase of 11% for the full fiscal year, each compared to the same period a year ago. These increases were primarily driven by continued strength in bovine markets in the U.S., Australia, Brazil, and China, as well as increases in sheep and companion animal testing services in Australia. Integration of Genetic Veterinary Sciences, Inc., which Neogen acquired in December 2021, continued, with revenues meeting expectations during its first six months under Neogen’s ownership.

International Highlights

The company reported an increase of 14% in its international revenues in fiscal 2022, compared to the prior fiscal year. International revenues rose to 39.7% of overall sales, from 39.1% in the prior year.

Revenues at the company’s U.K. operations increased 13% (12% in British pounds) over the prior fiscal year, driven by higher sales of natural toxin test kits, the One Broth One Plate culture media solution, and cleaners and disinfectants sold to the U.K and Asia. Revenues at Neogen’s Australasia operation increased by 25% (27% in local currency), led by strong growth in beef, sheep, and companion animal genomic testing, as well as increases in allergen and pathogen test kits. In Latin America, revenues increased by 11% (9% in Mexican peso), with increased sales of veterinary instruments, general sanitation, natural toxins, and culture media.

In Brazil, revenues were flat compared to the prior fiscal year as increases in genomics testing and rodent control products were offset by declines in dairy drug residue tests. Revenues at Neogen’s operations in China were also flat compared to the prior year, as sales were negatively impacted by the country’s COVID-19 related lockdowns in the second half of fiscal 2022.

About Neogen

Neogen Corporation develops and markets comprehensive solutions dedicated to food and animal safety, operating with the intention to “Every day, protect the people and animals we care about.” The company’s Food Safety segment markets dehydrated culture media and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases, and sanitation concerns. Neogen’s Animal Safety segment is a leader in the development of genomic solutions along with the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals, veterinary instruments, wound care, and disinfectants, as well as rodent and insect control solutions.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the company’s most recently filed Form 10-K.

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NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA

(In thousands, except for per share and percentages)

	Quarter ended May 31		12 months ended May 31
	2022	2021	2022	2021
Revenue
Food Safety	$67,369	$64,101	$259,979	$234,244
Animal Safety	72,724	63,324	267,180	234,215

Total revenue	140,093	127,425	527,159	468,459
Cost of sales	75,094	69,734	284,146	253,403

Gross margin	64,999	57,691	243,013	215,056
Operating expenses
Sales & marketing	21,384	20,505	84,604	73,443
Administrative	21,757	12,854	82,742	51,197
Research & development	3,831	4,077	17,049	16,247

Total operating expenses	46,972	37,436	184,395	140,887

Operating income	18,027	20,255	58,618	74,169
Other income (loss)	882	(109)	1,589	1,099

Income before tax	18,909	20,146	60,207	75,268
Income tax	3,950	4,386	11,900	14,386

Net income	$14,959	$15,760	$48,307	$60,882
Net income per diluted share	$0.14	$0.15	$0.45	$0.57
Other information:
Shares to calculate per share	107,858	108,044	108,020	107,120
Depreciation & amortization	$5,861	$5,884	$23,694	$21,041
Interest income	526	42	1,267	1,614
Gross margin (% of sales)	46.4%	45.3%	46.1%	45.9%
Operating income (% of sales)	12.9%	15.9%	11.1%	15.8%
Revenue increase vs. FY 2021	9.9%		12.5%
Net income vs. FY 2021	(5.1%)		(20.7%)

NEOGEN CORPORATION RECONCILIATION BETWEEN NET INCOME,

EBITDA AND ADJUSTED EBITDA

(In thousands, except for percentages)

	Quarter ended May 31		12 months ended May 31
	2022	2021	2022	2021
Net Income	$14,959	$15,760	$48,307	$60,882
Provision for income taxes	3,950	4,386	11,900	14,386
Interest income, net	(526)	(42)	(1,267)	(1,614)
Depreciation and amortization	5,861	5,884	23,694	21,041

EBITDA	$24,244	$25,988	$82,634	$94,695
Stock-based compensation	2,109	1,664	7,154	6,437
Certain transaction fees and expenses	5,673	—	25,581	3,085

Adjusted EBITDA	$32,026	$27,652	$115,369	$104,217
Adjusted EBITDA margin (% of sales)	22.9%	21.7%	21.9%	22.2%
Adjusted EBITDA increase	15.8%		10.7%

EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures that Neogen is including because management believes that they provide investors with additional useful information to measure the company’s performance. These non-GAAP financial measures are presented for informational purposes only and should not be regarded as a replacement for corresponding GAAP measures.

NEOGEN CORPORATION UNAUDITED SUMMARIZED

CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	May 31	May 31
	2022	2021
Assets
Current assets
Cash & investments	$381,051	$381,087
Accounts receivable	99,674	91,823
Inventory	122,313	100,701
Other current assets	23,760	17,840

Total current assets	626,798	591,451
Property & equipment, net	110,584	100,453
Goodwill & other assets	255,547	228,288

Total assets	$992,929	$920,192
Liabilities & Equity
Current liabilities	$77,844	$53,599
Non-current liabilities	27,711	26,216
Equity: Shares outstanding 107,801 at May 31 2022 & 107,468 at May 31 2021	887,374	840,377

Total liabilities & equity	$992,929	$920,192